EXHIBIT 21.1

Subsidiaries of UPEK, Inc.

Name	Jurisdiction
UPEK, s.r.o	Czech Republic
UPEK, k.k.	Japan
UPEK PTE, Ltd.	Singapore
UPEK International, Ltd.	Cayman Islands